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                                                                    EXHIBIT 99.1

                              ASSIGNMENT AGREEMENT

         THIS ASSIGNMENT AGREEMENT, dated as of July 15, 2003, is by and between:

         (1) 550 Digital Media Ventures, Inc. ("Assignor"); and

         (2) VP Alpha Holdings IV, L.L.C. ("Assignee").

                                    RECITALS

         A. Assignor is a party to the Secured Note and Warrant Purchase Agreement dated as of September 6, 2000, by and between eUniverse, Inc., a Delaware corporation ("Borrower"), and Assignor, as amended by the Amendment to Secured Promissory Note dated October 24, 2001 and the letter agreement dated March 28, 2003 (the "Note Agreement"), pursuant to which Borrower has issued to Assignor a Second Amended and Restated Convertible Secured Promissory Note dated March 28, 2003 in the principal amount of $2,289,764 (the "Note").

         B. Borrower's obligations under the Note are secured pursuant to the Security Agreement by Borrower dated September 6, 2000 (the "Security Agreement").

         C. The current outstanding principal amount of the Note is $2,289,764.

         D. Assignor wishes to sell, and Assignee wishes to purchase, a portion of the Note and Assignor's related rights under the Note Agreement and the Security Agreement.

         E. Under the Note Agreement, Borrower must consent to such assignment.

                                    AGREEMENT

         Now, therefore, the parties hereto hereby agree as follows:

         1. Definitions. Except as otherwise defined in this Assignment Agreement, all capitalized terms used herein and defined in the Note Agreement have the respective meanings given to those terms in the Note Agreement.

         2. Sale and Assignment. Subject to the terms and conditions of this Assignment Agreement, Assignor hereby agrees to sell, assign and delegate to Assignee and Assignee hereby agrees to purchase $500,000 in principal amount of the Note. Such sale, assignment and delegation shall become effective on the date hereof (the "Assignment Effective Date").






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         3. Assignment Effective Date. On the Assignment Effective Date,
Assignee shall pay to Assignor, in immediately available funds, $500,000 (the "Purchase Price"), for the portion of the Note purchased by Assignee hereunder. Effective upon receipt by Assignor of the Purchase Price payable by Assignee, the sale, assignment and delegation to Assignee of such portion of the Note shall become effective.

         4. Payments After the Assignment Effective Date. Assignor and Assignee hereby agree that Borrower shall, and hereby authorize and direct Borrower to, pay amounts payable under the Note Agreement as follows:

                  (a) All principal payments made after the Assignment Effective Date with respect to the portion of the Note assigned to Assignee pursuant to this Assignment Agreement shall be payable to Assignee.

                  (b) All interest, fees and other amounts accrued after the Assignment Effective Date with respect to the portion of the Note assigned to Assignee pursuant to this Assignment Agreement shall be payable to Assignee.

         5. Delivery of Notes. On or prior to the Assignment Effective Date, Assignor will deliver to Borrower the Note payable to Assignor with instructions to re-issue such Note in accordance with this Agreement. On the Assignment Effective Date, Borrower will deliver a new Note for Assignee and Assignor, in each case in principal amounts reflecting their respective interests in the Note. Any new Note issued to Assignee shall reflect such amendments thereto as may be agreed to by Borrower and Assignee.

         6. Copies of Note Agreement Documents. Attached hereto as Exhibit A are copies of all documents delivered to Assignor on or prior to the Closing Date in satisfaction of the conditions precedent set forth in the Note Agreement and any amendments or modifications thereto.

         7. Further Assurances. Each of the parties to this Assignment Agreement agrees that at any time and from time to time upon the written request of any other party, it will execute and deliver such further documents and do such further acts and things as such other party may reasonably request in order to effect the purposes of this Assignment Agreement.

         8. Further Representations, Warranties and Covenants. Assignor further represents and warrants to and covenants with Assignee as follows:

                  (a) Assignor represents and warrants that it is the legal and beneficial owner of the interest being assigned hereby free and clear of any lien, encumbrance, security interest or adverse claim, and has the power and authority to transfer such interest pursuant to this Assignment Agreement.

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                  (b) Assignor has not made to Assignee any untrue statement of a material fact about Borrower, or omitted to state a material fact about Borrower, necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

         9. Assignee Representation. Assignee represents and warrants to Assignor that it is an "accredited investor" within the meaning of Rule 501(a) under the Securities Act of 1933, and Assignee has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of, and is able to bear the economic risk of, its acquisition of a portion of the Note. Assignee has had the opportunity to do its own due diligence regarding the Borrower, and Assignee is not relying on Assignor with respect to such due diligence. Assignee is not acquiring a portion of the Note with any present intention of offering or selling any interest therein in a transaction that would violate the Securities Act 1933 or the securities laws of any state of the United States or any other applicable jurisdiction.

         10. Effect of this Assignment Agreement. On and after the Assignment Effective Date, Assignee shall be a Purchaser with a principal amount equal to $500,000 and shall have the rights of a Purchaser under the Note Agreement and the related Security Agreement.

         11. Miscellaneous. This Assignment Agreement constitutes and contains the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes any prior or contemporaneous oral or written agreements or understandings. Each party acknowledges and agrees that they have not made any representations, warranties or agreements of any kind regarding the subject matter hereof, except as expressly set forth herein. This Assignment Agreement may not be modified or amended, except by an instrument in writing signed by duly authorized officers of both of the parties hereto. The parties agree that any dispute arising out of or in connection with this Assignment Agreement will be resolved solely by confidential binding arbitration in San Francisco, California according to the commercial arbitration rules of JAMS. Each party shall bear its own attorneys' fees, expert witness fees, and costs in connection with such arbitration. This Assignment Agreement has been negotiated and drafted by each party, with counsel from each party reviewing the document. The language in this Assignment Agreement shall be construed as to its fair meaning and not strictly for or against any party. This Assignment Agreement, and any dispute arising hereunder, shall be governed by California law, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than California. If any provision of this Assignment Agreement is determined to be invalid in whole or in part for any reason, such unenforceable or invalid provision shall not affect the legality, enforceability or validity of the rest of this Assignment Agreement. If any provision is stricken in accordance with the previous sentence, then the stricken provision shall be replaced with a legal, enforceable and valid provision that is as similar in tenor to the stricken provision as is legally possible. The provisions of this Assignment Agreement are intended solely for the benefit of the Assignor and Assignee and no provision hereof may be enforced by any creditor,

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shareholder, officer, director, or agent of, or any other party affiliated with, the Assignor or Assignee. The Assignor shall use its commercially reasonable efforts to perform such further acts and things as Assignee may reasonably request in order to carry out the intent and accomplish the purpose of this Assignment Agreement.


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         IN WITNESS WHEREOF, the parties hereto have caused this Assignment
Agreement to be executed by their respective duly authorized officers as of the date set forth above.

ASSIGNOR:                               550 Digital Media Ventures, Inc.
                                        a Delaware corporation


                                        By: /s/
                                            ----------------------------------
                                        Name:   Mark Eisenberg
                                        Title:  Senior VP and General Counsel


ASSIGNEE:                               VP Alpha Holdings IV, L.L.C.
                                        By: Vantage Point Venture
                                            Associates IV, L.L.C.,
                                            its Managing Member


                                        By: /s/
                                            ----------------------------------
                                            Name:  Alan E. Salzman
                                            Title: Managing Member


AGREED AND CONSENTED TO:                eUniverse, Inc., a Delaware corporation
BORROWER

                                        By: /s/
                                            ----------------------------------
                                            Name: Brad Greenspan
                                            Title: Chief Executive Officer

                    [SIGNATURE PAGE TO ASSIGNMENT AGREEMENT]



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